Exhibit 10.4

PEPSICO RESTRICTED STOCK UNIT RETENTION AWARD

RESTRICTED STOCK UNITS TERMS AND CONDITIONS

These Terms and Conditions, along with the PepsiCo Restricted Stock Unit Retention Award Summary (the “Award Summary”) delivered herewith and signed by the individual named on the Award Summary (the “Participant”) shall constitute an Agreement made as of the Grant Date (as indicated on the Award Summary), by and between PepsiCo, Inc., a North Carolina corporation having its principal office at 700 Anderson Hill Road, Purchase, New York 10577 (“PepsiCo,” and with its divisions and direct and indirect subsidiaries, the “Company”), and the Participant.

W I T N E S S E T H:

WHEREAS, the Board of Directors and shareholders of PepsiCo have approved the PepsiCo, Inc. 2007 Long-Term Incentive Plan (the “Plan”), for the purposes and subject to the provisions set forth in the Plan; and

WHEREAS, the Compensation Committee of the Board of Directors of PepsiCo (the “Committee”) authorizes retention long-term incentive awards to executives of the Company subject to Section 16 of the Securities Exchange Act of 1934 and, pursuant to the authority granted to it in said Plan, the Committee, by resolution duly adopted at a meeting held on March 15, 2007, delegated to the Chief Executive Officer of PepsiCo (and his or her designees) the authority to make retention long-term incentive awards to other existing or newly hired executives of the Company; and

WHEREAS, awards granted under the Plan are to be evidenced by an Agreement in such form and containing such terms and conditions as the Committee shall determine;

NOW, THEREFORE, it is mutually agreed as follows:

These terms and conditions shall apply with respect to the restricted stock units granted to the Participant as indicated on the Award Summary.

1. Grant. In consideration of the Participant remaining in the employ of the Company, PepsiCo hereby grants to the Participant, on the terms and conditions set forth herein, the number of restricted stock units indicated on the Award Summary (the “Restricted Stock Units”).

2. Vesting. Subject to the terms and conditions set forth herein, the Restricted Stock Units shall become vested as indicated on the Award Summary (the “Vesting Date”) and shall be payable as soon as practicable after that date. Restricted Stock Units may vest only while the Participant is actively employed by the Company.

3. Payment. Restricted Stock Units that vest and become payable shall be settled in shares of PepsiCo Common Stock with the Participant receiving one share of PepsiCo Common Stock for each vested Restricted Stock Unit. Any amount that the Company may be required to withhold upon the settlement of Restricted Stock Units and/or the payment of dividend equivalents (see Section 5 below) in respect of applicable foreign, federal (including FICA), state and local taxes, must be paid in full at the time of the issuance of shares or payment of cash. Unless the Participant makes other arrangements to satisfy this withholding obligation in accordance with procedures approved by the Company in its discretion, the Company shall withhold shares to satisfy the required withholding obligation related to the settlement of Restricted Stock Units.

4. Effect of Termination of Employment, Retirement, Death, and Total Disability.

(a) Termination of Employment. Restricted Stock Units may vest and become payable only while the Participant is actively employed by the Company. Thus, vesting ceases upon the termination of the Participant’s active employment with the Company. Subject to subparagraphs 4(b) and 4(c), all unvested Restricted Stock Units shall automatically be forfeited and canceled upon the date that the Participant’s active employment with the Company terminates. An authorized leave of absence will not be treated as active employment, and, as a result, the vesting of Restricted Stock Units will not be extended by any such period.

(b) Death or Total Disability. If the Participant’s employment with the Company terminates by reason of the Participant’s death or Total Disability (as defined below), then a whole number of Restricted Stock Units shall vest on the Participant’s last day of active employment with the Company (which, for purposes of Total Disability, means the effective date of Total Disability), with such number determined in proportion to the Participant’s active service (measured in calendar days) during the period commencing on the Grant Date and ending on the Vesting Date, shall be payable as soon as practicable after that date, subject to the terms and conditions of this Agreement.

(c) Transfers to a Related Entity. In the event the Participant transfers to a Related Entity (as defined below), as a result of actions by PepsiCo, the Restricted Stock Units shall become fully vested on the date of such transfer and shall be payable as soon as practicable after that date.

(d) Retirement. For purposes of clarity of Paragraph 4(a) and not of limitation, in the event that prior to the vesting of the Restricted Stock Units the Participant ceases active employment with the Company by reason of the Participant’s Retirement (as defined below), then all unvested Restricted Stock Units shall automatically be forfeited and canceled upon the date that the Participant’s active employment with the Company terminates.

5. Dividend Equivalents. During the vesting period, the Participant shall accumulate dividend equivalents with respect to the Restricted Stock Units, which dividend equivalents shall be paid in cash (without interest) to the Participant only if and when the applicable Restricted Stock Units vest and become payable. Dividend equivalents shall equal the dividends actually paid with respect to PepsiCo Common Stock during the vesting period while (and to the extent) the Restricted Stock Units remain outstanding and unpaid.

6. Prohibited Conduct.

(a) The Participant agrees that, at any time prior to the vesting and payment of the Restricted Stock Units granted hereunder, and for a period of twelve months after the later of (i) the vesting and payment of the Restricted Stock Units or (ii) termination of the Participant’s employment with the Company for any reason whatsoever (including retirement or Total Disability), he or she will not engage in any of the following activities anywhere in the world:

(1) Non-Competition. Participant shall not accept any employment, assignment, position or responsibility, or acquire any ownership interest, which involves the Participant’s Participation in a business entity that markets, sells, distributes or produces Covered Products, unless such business entity makes retail sales or consumes Covered Products without in any way competing with the Company.

(2) Raiding Employees. Participant shall not in any way, directly or indirectly (including through someone else acting on the Participant’s recommendation, suggestion, identification or advice), solicit any Company employee to leave the Company’s employment or to accept any position with any other entity.

(3) Non-Disclosure. Participant shall not use or disclose to anyone any confidential information regarding the Company other than as necessary in his or her position with the Company. Such confidential information shall include all non-public information the Participant acquired as a result of his or her positions with the Company which might be of any value to a competitor of the Company, or which might cause any economic loss or substantial embarrassment to the Company or its customers, bottlers, distributors or suppliers if used or disclosed. Examples of such confidential information include, without limitation, non-public information about the Company’s customers, suppliers, distributors and potential acquisition targets; its business operations and structure; its product lines, formulas and pricing; its processes, machines and inventions; its research and know-how; its financial data; and its plans and strategies.

(4) Misconduct. Participant shall not engage in any acts that are considered to be contrary to the Company’s best interests, including, but not limited to, violating the Company’s Code of Conduct, engaging in unlawful trading in the securities of PepsiCo or of any other company based on information gained as a result of his or her employment with the Company, or engaging in any other activity which constitutes gross misconduct.

(b) In the event the Company determines that the Participant has breached any term of Paragraph 6(a), in addition to any other remedies the Company may have available to it, the Company may in its sole discretion:

(1) Cancel any unvested Restricted Stock Units granted hereunder; and/or

(2) Require the Participant to pay to the Company the value of any Restricted Stock Units (determined as of the date the restrictions on such Restricted Stock Units lapse), which have been paid within the twelve-month period immediately preceding the date as of which the Participant has breached a provision of Paragraph 6(a), as determined by the Company.

7. Adjustment for Change in Common Stock. In the event of any change in the outstanding shares of PepsiCo Common Stock by reason of any stock split, stock dividend, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, spin-off or other similar corporate change, the number and type of shares to which the Restricted Stock Units held by the Participant relate shall be adjusted as may be, and to such extent (if any), determined to be appropriate and equitable by the Committee.

8. Effect of Change in Control. In the event of a Change in Control (as defined in the Plan), the following provisions shall apply:

(a) If the successor corporation (or affiliate thereto) (1) assumes the outstanding Restricted Stock Units granted hereunder or (2) replaces the outstanding Restricted Stock Units with equity awards that preserve the existing value of such Restricted Stock Units at the time of the Change in Control and provide for subsequent payout in accordance with a vesting schedule that is the same or more favorable to the Participant than the vesting schedule applicable to such Restricted Stock Units, then the outstanding Restricted Stock Units or such substitutes thereof shall remain outstanding and be governed by their respective terms and the provisions of the Plan, subject to Paragraph 8(c) below.

(b) If the outstanding Restricted Stock Units granted hereunder are not assumed or replaced in accordance with Paragraph 8(a) above, then upon the Change in Control, (1) the outstanding Restricted Stock Units granted hereunder shall immediately vest and shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and (2), notwithstanding Paragraph 8(b)(1) but after taking into account the accelerated vesting set forth therein, the Board may, in its sole discretion, provide for cancellation of the outstanding Restricted Stock Units at the time of the Change in Control in which case a payment of cash, property or a combination thereof shall be made to the Participant that is determined by the Board in its sole discretion and that is at least equal to the value of the consideration that would be received in such Change in Control by the holders of PepsiCo’s securities relating to such awards.

(c) If the outstanding Restricted Stock Units granted hereunder are assumed or replaced in accordance with Paragraph 8(a) and the Participant’s employment with the Company is terminated by the Company for any reasons other than Cause or by the Participant for Good Reason, in each case, within the two-year period commencing on the Change in Control, then, as of the date of the Participant’s termination, the outstanding Restricted Stock Units granted hereunder shall immediately vest and shall be payable immediately in accordance with their terms or, if later, as of the earliest permissible date under Code Section 409A. For purposes of this Paragraph 8, “Cause” and “Good Reason” are defined in the Plan and a termination for Cause or Good Reason is subject to the terms and conditions set forth in the Plan.

9. Nontransferability. Unless the Committee specifically determines otherwise: (a) the Restricted Stock Units are personal to the Participant and (b) the Restricted Stock Units shall not be transferable or assignable, other than in the case of the Participant’s death by will, the laws of descent and distribution.

10. Definitions. As used in this Agreement, the following terms shall have the meanings set forth below:

(a) “Covered Products” means any product which falls into one or more of the following categories, so long as the Company is producing, marketing, selling or licensing such product anywhere in the world: beverages, including without limitation carbonated soft drinks, tea, water, juice drinks, sports drinks, coffee drinks, and value added dairy drinks; juices and juice products; snacks, including salty snacks, sweet snacks, meat snacks, granola and cereal bars, and cookies; hot cereals; pancake mixes; value-added rice products; pancake syrup; value-added pasta products; ready-to-eat cereals; dry pasta products; or any product or service which the Participant had reason to know was under development by the Company during the Participant’s employment with the Company.

(b) “Participation” shall be construed broadly to include, without limitation: (i) serving as a director, officer, employee, consultant or contractor with respect to such a business entity; (ii) providing input, advice, guidance or suggestions to such a business entity; or (iii) providing a recommendation or testimonial on behalf of such a business entity or one or more products it produces.

(c) “Related Entity” shall mean any entity as to which the Company directly or indirectly owns 20% or more of the entity’s voting securities, general partnership interests, or other voting or management rights.

(d) “Retirement” shall mean (i) early, normal or late retirement under the U.S. pension plan of the Company in which the Participant participates (if any), (ii) retirement as explicitly set out in an individual agreement between the Company and the Participant for this purpose in effect on the Grant Date, (iii) termination of employment after attaining at least age 55 with at least 10 years of service with the Company (or, if earlier, after attaining at least age 65 and completing at least five years of service with the Company), or (iv) retirement as otherwise determined by the Committee.

(e) “Total Disability” shall mean becoming totally and permanently disabled, as determined for purposes of the Company’s Long Term Disability Plan (or in the absence of such Disability Plan being applicable to the Participant, as determined by the Committee in its sole discretion).

11. Notices. Any notice to be given to PepsiCo in connection with the terms of this Agreement shall be addressed to PepsiCo at Purchase, New York 10577, Attention: Vice President, Compensation, or such other address as PepsiCo may hereafter designate to the Participant. Any such notice shall be deemed to have been duly given when personally delivered, addressed as aforesaid, or when enclosed in a properly sealed envelope or wrapper, addressed as aforesaid, and deposited, postage prepaid, with the federal postal service.

12. Binding Effect.

(a) This Agreement shall be binding upon and inure to the benefit of any assignee or successor in interest to PepsiCo, whether by merger, consolidation or the sale of all or substantially all of PepsiCo’s assets. PepsiCo will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of PepsiCo expressly to assume and agree to perform this Agreement in the same manner and to the same extent that PepsiCo would be required to perform it if no such succession had taken place.

(b) This Agreement shall be binding upon and inure to the benefit of the Participant or his or her legal representative and any person to whom the Restricted Stock Units may be transferred by will or the applicable laws of descent and distribution.

13. No Contract of Employment; Agreement’s Survival. This Agreement is not a contract of employment, nor does it impose on the Company any obligation to retain the Participant in its employ. This Agreement shall survive the termination of the Participant’s employment for any reason.

14. Registration, Listing and Qualification of Shares. The Committee may require that the Participant make such representations and agreements and furnish such information as the Committee deems appropriate to assure compliance with or exemption from the requirements of any securities exchange, any foreign, federal, state or local law, any governmental regulatory body, or any other applicable legal requirement, and PepsiCo Common Stock shall not be issued unless and until the Participant makes such representations and agreements and furnished such information as the Committee deems appropriate.

15. Amendment; Waiver. The terms and conditions of this Agreement may be amended in writing by the chief personnel officer or chief legal officer of PepsiCo (or either of their delegates), provided, however, that (i) no such amendment shall be adverse to the Participant (except to the extent the Committee reasonable determines that such amendment is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted); and (ii) the amendment must be permitted under the Plan. The failure to exercise, or any delay in exercising, any right, power or remedy under this Agreement shall not waive any right, power or remedy which the Board, the Committee or the Company has under this Agreement.

16. Severability or Reform by Court. In the event that any provision of this Agreement is deemed by a court to be broader than permitted by applicable law, then such provision shall be reformed (or otherwise revised or narrowed) so that it is enforceable to the fullest extent permitted by applicable law. If any provision of this Agreement shall be declared by a court to be invalid or unenforceable to any extent, the validity or enforceability of the remaining provisions of this Agreement shall not be affected.

17. Prospectus and Award Acceptance. The Participant has been provided a copy of PepsiCo’s Prospectus relating to the Plan and the Restricted Stock Units. By signing the Award Summary, the Participant agrees that he or she has reviewed the Prospectus, and fully understands his or her rights under the Plan. Unless and until the Participant signs the Award Summary and returns the Agreement to the Company, notwithstanding the other terms of this Agreement, the Participant shall not be entitled to any Restricted Stock Unit payment.

18. Plan Controls. The Restricted Stock Units and the terms and conditions set forth herein are subject in all respects to the terms and conditions of the Plan and any guidelines, policies or regulations which govern administration of the Plan, which shall be controlling. The Committee reserves its rights to amend or terminate the Plan at any time without the consent of the Participant; provided, however, that Restricted Stock Units outstanding under the Plan at the time of such action shall not be adversely affected thereby (except to the extent the Committee reasonably determines that such amendment or termination is necessary or appropriate to comply with applicable law or the rules and regulations of any stock exchange on which PepsiCo Common Stock is listed or quoted). All interpretations or determinations of the Committee or its delegate shall be final, binding and conclusive upon the Participant (and his or her legal representatives and any recipient of a transfer of the Restricted Stock Units permitted by this Agreement) on any question arising hereunder or under the Plan or other guidelines, policies or regulations which govern administration of the Plan.

19. Participant Acknowledgements. By entering into this Agreement, the Participant acknowledges and agrees that:

(a) the Restricted Stock Unit grant will be exclusively governed by the terms of the Plan, including the right reserved by the Company to amend or cancel the Plan at any time without the Company incurring liability to the Participant (except for Restricted Stock Units already granted under the Plan);

(b) restricted stock units are not a constituent part of the Participant’s salary and the Participant is not entitled, under the terms and conditions of his/her employment, or by accepting or being awarded the Restricted Stock Units pursuant to this Agreement to require restricted stock units or other awards to be granted to him/her in the future under the Plan or any other plan;

(c) upon vesting of Restricted Stock Units the Participant will arrange for payment to the Company an estimated amount to cover employee payroll taxes resulting from the exercise and/or, to the extent necessary, any balance may be withheld from the Participant’s wages;

(d) benefits received under the Plan will be excluded from the calculation of termination indemnities or other severance payments;

(e) in the event of termination of the Participant’s employment, a severance or notice period to which the Participant may be entitled under local law and which follows the date of termination specified in a notice of termination will not be treated as active employment for purposes of this Agreement and, as a result, vesting of Restricted Stock Units will not be extended by any such period;

(f) the Participant will seek all necessary approval under, make all required notifications under and comply with all laws, rules and regulations applicable to the ownership of stock including, without limitation, currency and exchange laws, rules and regulations; and

(g) this Agreement will be interpreted and applied so that the Restricted Stock Units will not be subject to Code Section 409A. If notwithstanding the preceding sentence, the Restricted Stock Units become subject to Code Section 409A, then the specified time of payment of the Restricted Stock Units for purposes of Code Section 409A shall be the calendar year in which the short-term deferral period expires with respect to the Restricted Stock Unit (or by such later time as may be permitted by Code Section 409A under the circumstances).

20. No Rights as Shareholder. The Participant shall have no rights as a holder of PepsiCo Common Stock with respect to the Restricted Stock Units granted hereunder unless and until such Restricted Stock Units have been settled in shares of Common Stock that have been registered in the Participant’s name as owner.

21. Governing Law. This Agreement shall be governed by, construed and enforced in accordance with the laws of North Carolina, without giving effect to conflict of laws principles.

22. Entire Agreement. This Agreement constitutes the entire understanding between the parties to this Agreement.

PEPSICO RESTRICTED STOCK UNIT RETENTION AWARD SUMMARY

Participant Name:

Grant Date:

Grant Price: $

AWARD DETAILS

RESTRICTED STOCK UNITS AWARD
US Dollar Value Retention Award: $
Restricted Stock Unit Award Value: $
Grant Date:
Grant Price: $
Number of Restricted Stock Units Granted:
Vesting Date(s)*:

* Vesting is subject to the terms and conditions of the award.

I accept my PepsiCo Restricted Stock Unit Retention Award as described above, subject to all the terms and conditions set forth in the attached.

{Executive Name} Date:	{Name/Title of PepsiCo Officer}

Sign and date this page. Fax entire agreement to PepsiCo Executive Compensation Dept. no later than {Date}. Fax number {x-xxx-xxx-xxxx}.